Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
JULY 29, 2014

CHESAPEAKE ENERGY CORPORATION ANNOUNCES TRANSACTIONS INCREASING EXPOSURE TO POWDER RIVER BASIN OIL GROWTH
AND REDUCING BALANCE SHEET COMPLEXITY; COMPANY
PROVIDES UPDATE ON 2014 SECOND QUARTER
COMMODITY PRICE REALIZATIONS

•	Pending exchange with RKI increases Chesapeake’s net acreage position and working interest in the Powder River Basin to 388,000 and 79%, respectively

•	Company estimates potentially recoverable gross resources of more than 2 billion boe on its Powder River Basin acreage

•	Agreed in principle to repurchase Utica subsidiary preferred shares eliminating Chesapeake’s highest cost leverage instrument and approximately $75 million in annual cash dividend payments

OKLAHOMA CITY, July 29, 2014 - Chesapeake Energy Corporation (NYSE:CHK) announced today that it has entered into an agreement with RKI Exploration & Production, LLC (RKI) to exchange nonoperated interests in approximately 440,000 gross acres in the Powder River Basin (PRB) in southeastern Wyoming. Under the agreement Chesapeake will convey to RKI approximately 137,000 net acres and its interest in 67 gross wells, with an average working interest of 22% in the northern portion of the PRB (“Northern Area”), where RKI is currently designated operator. In exchange RKI will convey to Chesapeake approximately 203,000 net acres and its interest in 186 gross wells, with an average working interest of 48% in the southern portion of the PRB (“Southern Area”), where CHK is currently designated operator. In addition to the exchange of acreage, Chesapeake will pay RKI $450 million in cash. The transaction, which is subject to certain closing conditions including the receipt of third-party consents, is expected to close in August 2014.

Upon closing of the acreage exchange, Chesapeake’s PRB acreage will be concentrated in the Southern Area. It will operate nearly 100% of its 388,000 net acres in the PRB, and will hold an approximate 79% average working interest. Chesapeake currently holds approximately 322,000 net acres in the PRB with a 38% average working interest

Anticipated key benefits of the RKI acreage exchange include the following:

•	Increases Chesapeake’s PRB holdings by 66,000 net acres and average working interest from 38% to 79%;

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Gary T. Clark, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154

•
Consolidates Chesapeake’s position in the Southern Area, which offers multiple stacked oil pay zones with potentially recoverable gross resource estimated to be in excess of 2 billion barrels of oil equivalent (boe); and

•	Adds net incremental production of approximately 4,500 boe per day.

Chesapeake’s recent PRB highlights include:

•
In the Niobrara formation, Chesapeake has achieved a greater than 50% reduction in drilling cost per foot over the past two years. Coupled with planned longer laterals and completion improvements, single-well rate of return potential is targeted to exceed 40%, assuming a constant West Texas Intermediate (WTI) crude oil price of $90 per barrel and a Henry Hub natural gas price of $4 per thousand cubic feet (mcf);

•
Chesapeake recently drilled a record 9,600-foot lateral Niobrara well in 32 days with a drilling cost of approximately $5 million, compared to 2013 vintage Niobrara wells with an average lateral length of 5,300 feet and average drilling cost of $6.6 million;

•
The company’s initial Sussex formation test well (the “Sussex I”), which was placed on-line in January, 2014, has produced approximately 232,000 boe in 150 production days and continues to produce in excess of 1,500 boe per day;

•
Chesapeake’s recent delineation well (the “Sussex III”), which is situated approximately 20 miles north of the Sussex I, produced at an initial 24-hour average rate in excess of 1,000 boe per day (approximately 85% oil) and substantially de-risks the northern end of the Sussex field estimated to be approximately 20 miles long by five miles wide; and

•	The company estimates the Sussex formation offers single-well rate of return potential of greater than 50%, consisting of more than 75% oil with a favorable API gravity of 40 to 48 degrees.

Doug Lawler, Chesapeake’s Chief Executive Officer, commented, “We are excited to increase our position in this outstanding asset and consolidate our acreage, working interest and operatorship in the southern end of the Powder River Basin. Excellent results to date from the Niobrara and Sussex formations, coupled with additional stacked pay potential in other Upper Cretaceous sands as well as the Frontier and Mowry formations, demonstrate the potential of the Powder River Basin to be a major oil growth engine for the company.”

The company has posted slides to the Investor page of its website, www.chk.com, which contain further information about the acreage exchange and its PRB assets.

Repurchase of Utica Subsidiary Preferred Shares

Chesapeake also announced that it has agreed in principle to repurchase all of the outstanding preferred shares of its unrestricted subsidiary, CHK Utica, L.L.C. (CHK Utica) from third-party preferred shareholders. Under the agreement, Chesapeake will pay approximately $1.26 billion to repurchase 1,060,000 preferred shares of CHK Utica. The proposed transaction, which is expected to close today, will retire Chesapeake’s highest cost leverage instrument and eliminate approximately $75 million in annual cash dividend payments to third-party preferred shareholders.

Domenic J. Dell’Osso Jr., Chesapeake’s Chief Financial Officer, commented, “We are very pleased with the performance of our Utica assets, and as we continue to execute on our strategy of eliminating financial complexity, we believe that this is an opportune time to repurchase the remainder of the CHK Utica preferred shares at a price that is accretive to net present value.”

Chesapeake plans to fund the cash portion of the RKI acreage exchange and the repurchase of the CHK Utica preferred shares with available liquidity, including nearly $1.5 billion of unrestricted cash held on its balance sheet as of June 30, 2014. Chesapeake continues to refine its portfolio to focus on assets that best align with the company’s strategy of profitable growth from captured resources and expects to close additional sales of noncore assets, including non-E&P assets, by the end of 2014.

Natural Gas, Natural Gas Liquids (NGL) and Oil Price Update

During the 2014 second quarter and continuing into July, Chesapeake and other natural gas producers in the Marcellus shale experienced significant weakening of natural gas price differentials relative to the Henry Hub benchmark natural gas price. At certain delivery points during the 2014 second quarter, particularly Dominion South, Tetco M3, TGP Zone 4 and Transco Leidy, the company experienced basis discounts to Henry Hub prices between $0.92 and $2.32 per mcf, which was significantly wider than forecasted. As a result, the realized price after gathering, transportation, and basis on its Marcellus North natural gas production (approximately 29% of total company natural gas production), is expected to average $2.47 per mcf below Henry Hub during the 2014 second quarter, compared to an average discount of $0.18 per mcf that the company received for its Marcellus North production during the 2014 first quarter. Chesapeake’s companywide natural gas price differential is expected to average ($1.91) per mcf during the second quarter of 2014 and its realized natural gas price after hedges is expected to average $2.45 per mcf, compared to a companywide differential of ($1.08) per mcf and a realized natural gas price after hedges of $3.27 per mcf in the 2014 first quarter.

Chesapeake’s realized NGL price during the 2014 second quarter, after processing and transportation costs, is expected to be $21.03 per barrel, compared to an average realized price per barrel of $29.23 during the 2014 first quarter. The decrease in NGL price realizations during the 2014 second quarter was primarily due to weakness in ethane prices and lower seasonal demand for propane and butane. Chesapeake’s average NGL price per barrel as a percentage of the average WTI crude oil price, before processing and transportation costs, is expected to be 34% during the 2014 second quarter, compared to approximately 47% of WTI that was realized during the 2014 first quarter.

Chesapeake’s realized oil price during the 2014 second quarter, after hedging, processing and transportation costs, is expected to be $85.23 per barrel, compared to an average realized price per barrel of $85.08 during the 2014 first quarter. The company’s differential to the average WTI crude oil price is expected to be ($5.50) per barrel in the 2014 second quarter compared to ($5.08) per barrel in the 2014 first quarter. The increase was primarily driven by a temporary outage of a third-party crude oil pipeline and a contraction in the premium between Louisiana Light Sweet crude oil prices, the benchmark for all of Chesapeake’s Eagle Ford Shale production, and WTI prices during the second quarter.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 10th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing and compression businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact that give our current expectations or forecasts of future events. They include expected production from the assets to be acquired from RKI, estimated potentially recoverable gross resource in the PRB Southern Area, projected rates of return of PRB wells, effect of recent well results on future drilling risk, expected efficiency gains, planned funding of the RKI and CHK Utica transactions, anticipated asset sales, and expected commodity price realizations. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Factors that could cause actual results to differ materially from expected results include those described under "Risk Factors” in Item 1A of our 2013 annual report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 27, 2014. These risk factors include the volatility of natural gas, oil and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; declines in the prices of natural gas and oil potentially resulting in a write-down of our asset carrying values; the availability of capital on an economic basis, including through planned asset sales, to fund reserve replacement costs; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of natural gas, oil and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; hedging activities resulting in lower prices realized on natural gas, oil and NGL sales; the need to secure hedging liabilities and the inability of hedging counterparties to satisfy their obligations; drilling and operating risks, including potential environmental liabilities; legislative and regulatory changes adversely affecting our industry and our business, including initiatives related to hydraulic fracturing, air emissions and endangered species; a deterioration in general economic, business or industry conditions having a material adverse effect on our results of operations, liquidity and financial condition; oilfield services shortages, gathering system and transportation capacity constraints and various transportation interruptions that could adversely affect our revenues and cash flow; adverse developments and losses in connection with pending or future litigation and regulatory investigations; cyber attacks adversely impacting our operations; and an interruption at our headquarters that adversely affects our business.

In addition, the transaction with RKI is subject to closing conditions, including third-party consents, and it and the repurchase of the CHK Utica preferred shares may not be completed in the time frame anticipated or at all. Chesapeake’s interest in the properties acquired in the RKI exchange will be reduced if applicable participation rights are exercised and other conditions, including payment to Chesapeake of consideration for such participation, are fulfilled. We use the term "recoverable gross resource" to describe Chesapeake's internal estimates of volumes of natural gas and oil that are not classified as proved reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques in the Southern Area. Estimates of unproved resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the company. We believe our estimate of unproved resources is reasonable, but our estimate has not been reviewed by independent engineers. Estimates of unproved resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity.

We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release, except as required by applicable law.

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